Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Creative Global Technology Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001(2)	Rule 457(o)	2,300,000	$4.50	$10,350,000	0.000110200	$1,140.57
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001(3)	Rule 457(o)	3,000,000	$4.50	$13,500,000	0.000147600	$1992.60
	Total Offering Amounts					$24,000,000		$3,133.17
	Total Fees Previously Paid							2,468.97
	Total Fee Offsets							0
	Net Fee Due							$664.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional stocks that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Reflects the resale by the selling shareholder set forth herein of 3,000,000 ordinary shares.